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                                                                     Exhibit K.3
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                            AUCTION AGENCY AGREEMENT

                                     between

                         NUVEEN REAL ESTATE INCOME FUND

                                       and

                              BANKERS TRUST COMPANY

                           Dated as January ___, 2002

                                   Relating to

                       TAXABLE AUCTIONED PREFERRED SHARES

                                       of

                         NUVEEN REAL ESTATE INCOME FUND
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                                TABLE OF CONTENTS


                                                                            PAGE

1.     DEFINITIONS AND RULES OF CONSTRUCTION.................................1
       1.1     Terms Defined by Reference to Statement.......................1
       1.2     Terms Defined Herein..........................................1
       1.3     Rules of Construction.........................................2

2.     THE AUCTION...........................................................3
       2.1     Purpose; Incorporation by Reference of Auction
               Procedures and Settlement Procedures..........................3
       2.2     Preparation of Each Auction; Maintenance of Registry of
               Beneficial Owners.............................................3
       2.3     Information Concerning Rates..................................6
       2.4     Auction Schedule..............................................6
       2.5     Designation of Dividend Period................................7
       2.6     Notice of Auction Results.....................................8
       2.7     Broker-Dealers................................................9
       2.8     Ownership of TAPS.............................................9
       2.9     Access to and Maintenance of Auction Records..................9
       2.10    Dividend and Redemption Price Deposit........................10

3.     THE AUCTION AGENT AS DIVIDEND AND REDEMPTION PRICE DISBURSING
       AGENT................................................................10

4.     THE AUCTION AGENT AS TRANSFER AGENT AND REGISTRAR....................10
       4.1     Issue of Share Certificates..................................10
       4.2     Registration of Transfer of Shares...........................10
       4.3     Removal of Legend on Restricted Shares.......................10
       4.4     Lost Share Certificates......................................11
       4.5     Disposition of Canceled Certificates; Record Retention.......11
       4.6     Share Transfer Books.........................................11
       4.7     Return of Funds..............................................11

5.     REPRESENTATIONS AND WARRANTIES OF THE FUND...........................12

6.     THE AUCTION AGENT....................................................12
       6.1     Duties and Responsibilities..................................12
       6.2     Rights of the Auction Agent..................................13
       6.3     Auction Agent's Disclaimer...................................14
       6.4     Compensation, Expenses and Indemnification...................14

7.     MISCELLANEOUS........................................................14
       7.1     Term of Agreement............................................14
       7.2     Communications...............................................15
       7.3     Entire Agreement.............................................16
       7.4     Benefits.....................................................16
       7.5     Amendment; Waiver............................................16

                                       ii
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                                TABLE OF CONTENTS
                                  (continued)


                                                                           PAGE

       7.6     Successors and Assigns.......................................16
       7.7     Severability.................................................16
       7.8     Execution in Counterparts....................................16
       7.9     Governing Law................................................16
       7.10    Declaration of Trust.........................................16


                                    EXHIBITS

EXHIBIT A     -   Form of Broker-Dealer Agreement
EXHIBIT B     -   Settlement Procedures
EXHIBIT C     -   Form of Statement
EXHIBIT D     -   Form of Notice of Auction Dates
EXHIBIT E     -   Form of Notice of Proposed Designation of Special Rate Period
EXHIBIT F     -   Form of Notice of Designation of Special Rate Period
EXHIBIT G     -   Form of Notice of Determination Not to Designate Special Rate
                  Period


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      AUCTION AGENT AGREEMENT dated as of            , 2001 between NUVEEN REAL
ESTATE INCOME FUND, a Massachusetts business trust (the "Fund"), and BANKERS TRUST COMPANY, a New York banking corporation (the "Auction Agent").

      WHEREAS, the Fund proposes to issue a series of preferred shares, par value $.01 per share, liquidation preference $25,000 per share, designated Taxable Auctioned Preferred Shares, Series M, T, W and F ("TAPS Series M, T, W and F") and may in the future designate additional series of Taxable Auctioned Preferred Shares (together with the TAPS Series M, T, W and F, referred to as the "TAPS") pursuant to the Statement (as hereinafter defined), and desires that the Auction Agent perform certain duties in connection with the TAPS upon the terms and subject to the conditions of this Agreement, and hereby appoints the Auction Agent to act in the capacities set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

1.    Definitions and Rules of Construction

      1.1 Terms Defined by Reference to Statement. Capitalized terms not defined herein shall have the respective meanings specified in the Statement.

      1.2 Terms Defined Herein. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

            (a)   "Adviser" shall mean Nuveen Institutional Advisory Corp.

            (b) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository.

            (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

            (d) "Auction Procedures" shall mean the auction procedures constituting Part II of the Statement.

            (e) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Assistant Treasurer and Assistant Secretary of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Fund.

            (f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent as agent for the Fund and a Broker-Dealer substantially in the form attached hereto as Exhibit A.
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            (g)   "Fund Officer" shall mean the Chairman of the Board of
                  Trustees of the Fund, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice to the Auction Agent.

            (h) "Person" means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

            (i) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit C.

            (j) "Statement" shall mean the Statement Establishing and Fixing the Rights and Preferences of Taxable Auctioned Preferred Shares (the "Statement") designating the TAPS Series __ and any additional series of TAPS as may be designated at some future time, attached hereto as Exhibit C.

            (k) "Underwriter" shall mean PaineWebber Incorporated and any other person named as an underwriter of the TAPS in the Underwriting Agreement or any schedule thereto.

             (l)  "Underwriting Agreement" shall mean the Underwriting
                  Agreement dated            , 2001 among the Fund, the
                  Underwriter and the Adviser.

      1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

            (d) All references herein to a particular time of day shall be to New York City time.


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2.    The Auction

      2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

            (a) The Statement provide that the Applicable Rate per annum for each series of TAPS for each Dividend Period after the initial Dividend Period with respect to each series of TAPS shall, except under certain conditions, be equal to the rate per annum that a bank or trust company appointed by the Fund advises has resulted on the Business Day preceding the first day of such Dividend Period from implementation of the Auction Procedures for such series. Each periodic operation of the Auction Procedures is hereinafter referred to as an "Auction." The Board of Trustees has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures for each series of the TAPS. The Auction Agent accepts such appointment and agrees to follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for each series of TAPS for each Dividend Period thereof for which the Applicable Rate is to be determined by an Auction.

            (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

      2.2 Preparation of Each Auction; Maintenance of Registry of Beneficial Owners.

            (a) Not later than seven days prior to the first Auction Date for any series of TAPS, the Fund shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for any series of TAPS for which any change in such list of Broker-Dealers is to be effective, the Fund will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer; provided, however, that if the Fund proposes to designate any Special Rate Period of any series of TAPS pursuant to Section 4 of Part I of the Statement, not later than 11:00 A.M., New York City time, on the Business Day next preceding the Auction next preceding the first day of such Special Rate Period, upon the written request of the Auction Agent, the Fund shall provide the Auction Agent with a list of the Broker-Dealers for such series. The Auction Agent and the Fund shall have entered into a

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                  Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

            (b) In the event that any Auction Date for any series of TAPS shall be changed after the Auction Agent shall have given the notice referred to in clause [(vi) (vii)] of paragraph (a) of the Settlement Procedures, or after the notice referred to in
                  Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers for such series not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

            (c) (i) The Auction Agent shall maintain a registry of the beneficial owners of the shares of each series of TAPS who shall constitute Existing Holders of shares of such series of TAPS for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing shares of such series of TAPS. The Auction Agent shall keep such registry current and accurate. The Fund shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of each series of TAPS a list of the initial Existing Holders of the shares of each such series, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent shall advise the Fund in writing as to whether the number of Existing Holders is 500 or more [or any Existing Holder owns 5% or more of the outstanding shares of any series of TAPS]. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of shares of any series of TAPS, (A) such list, (B) the results of Auctions (C) notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder as described in the first sentence of Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where shares of TAPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                  (ii) In the event of any partial redemption of any series of TAPS, the Auction Agent shall, at least two Business Days prior to the next Auction for such series, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption

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                        based upon inquiries of those Persons such Broker-Dealer
                        believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of TAPS of such series such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the beneficial owner of the number of shares of TAPS of such series shown in such registry.

                  (iii) The Auction Agent shall be required to register a
                        transfer of shares of TAPS of any series from an Existing Holder of such shares of TAPS only if such transfer is to another Existing Holder, or other Person if permitted by the Fund, and only if such transfer is made (A) pursuant to an Auction, (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Fund, that purchased or sold such shares of TAPS in an Auction of the failure of such shares of TAPS to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where shares of TAPS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

            (d) The Auction Agent may request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series of TAPS such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such shares of TAPS to any Person other than the Fund and the Broker-Dealer that provided such information.

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      2.3   Information Concerning Rates.

            (a) On each Auction Date, the Auction Agent shall determine the AA Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, and the Minimum Rate and Maximum Rate. If the AA Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, is not quoted on an interest basis, if the rate obtained by the Auction Agent is quoted on a discount basis, or if the rate obtained by the Auction Agent is quoted on another basis the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Fund as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date the Auction Agent shall notify the Fund and the Broker-Dealers of the Minimum Rate and Maximum Rate so determined and the AA Composite Commercial Paper Rate or the Treasury Index Rate, as the case may be, used to make such determination.

            (b) If any AA Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such AA Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

            (c) If any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

      2.4 Auction Schedule. The Auction Agent shall conduct Auctions for each series of TAPS in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

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                        Time                              Event

            By 9:30 A.M.                 Auction Agent advises the Fund and
                                         Broker-Dealers of the applicable
                                         Minimum Rate and Maximum Rate and the
                                         Reference Rate(s) used in determining
                                         such Minimum Rate and Maximum Rate as
                                         set forth in Section 2.3(a) hereof.

            9:30 A.M. - 1:00 P.M.        Auction Agent assembles information
                                         communicated to it by Broker-Dealers
                                         as provided in Section 2(a) of the
                                         Auction Procedures.  Submission
                                         Deadline is 1:00 P.M.

            Not earlier than 1:00 P.M.   Auction Agent makes determinations
                                         pursuant to Section 3(a) of the Auction
                                         Procedures.

            By approximately 3:00 P.M.   Auction Agent advises Fund of results
                                         of Auction as provided in Section 3(b)
                                         of the Auction Procedures.

                                         Submitted Bids and Submitted Sell
                                         Orders are accepted and rejected and
                                         shares of TAPS allocated as provided
                                         in Section 4 of the Auction
                                         Procedures.  Auction Agent gives
                                         notice of Auction results as set forth
                                         in paragraph(a) of the Settlement
                                         Procedures.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

      2.5   Designation of Dividend Period.

            (a) The Statement provide that, subject to the Fund's option to designate a Special Rate Period as referred to in paragraph
                  (b) of this Section 2.5, (i) the Dividend Period (other than the initial Dividend Period) for each series of TAPS will be a Standard Rate Period. Any such designation of a Special Rate Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, the TAPS shall have been cured, (iii) Sufficient Clearing Bids shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Dividend Period other than a Standard Rate Period, (iv) if the Fund shall have mailed a Notice of Redemption with respect to any shares, the Redemption Price with respect to such shares shall have been deposited with the Auction Agent, and (v) in the case of a Special Rate Period, the Fund has provided notice and

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                  an TAPS Basic Maintenance Report to Moody's (if Moody's is
                  then rating the TAPS).

            (b) Pursuant to the Statement, the Fund may, at its option, designate a Special Rate Period for any series of TAPS in the manner described below and in Section 4 of Part I of the Statement. If the Fund proposes to designate any succeeding Special Rate Period the Fund shall deliver to the Auction
                  Agent:

                  (i) A notice of such proposed Special Rate Period in the form of Exhibit F hereto not less than 7 nor more than 30 days prior to the first day of such proposed Special Rate Period. The Auction Agent on behalf of the Fund shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of such series of TAPS at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers for such series as promptly as practicable after its receipt of such notice from the Fund.

                  (ii) A notice in the form of Exhibit G hereto not later than 3:00 P.M. on the second Business Day next preceding the first day of such proposed Special Rate Period, of either (x) its determination, subject to certain conditions, to proceed with such Special Rate Period, in which case the Fund shall specify the terms of the Specific Redemption Provisions, if any, or (y) its determination not to proceed with such Special Rate Period in which latter event the succeeding Dividend Period shall be a Standard Rate Period. The Auction Agent shall promptly deliver such notice to the Broker-Dealers, but in no event later than 3:00 P.M. on the date of such notice.

                  (iii) If the Fund fails to deliver either such notice with respect to any designation of any proposed Special Rate Period to the Auction Agent by 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such proposed Special Rate Period, the Fund shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect that it has determined not to proceed with the designation of a Special Rate Period, thereby resulting in a Standard Rate Period.

      2.6 Notice of Auction Results. On each Auction Date for any series of TAPS, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone as set forth in paragraph (a) of the Settlement Procedures.

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      2.7   Broker-Dealers.

            (a) Not later than 12:00 Noon on each Auction Date for any series of TAPS, the Fund shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for such series pursuant to Section 2.6 of the Broker-Dealer Agreement for such series. The Auction Agent shall apply such moneys as set forth in Section 2.6 of each such Broker-Dealer Agreement.

            (b) The Fund shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

            (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund.

            (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.8(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Fund shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Fund shall request, which schedules, among other things, shall set forth the series of TAPS to which such Broker-Dealer Agreement relates.

      2.8 Ownership of TAPS. The Fund shall notify the Auction Agent if the Fund or any affiliate of the Fund acquires any shares of TAPS of any series. Neither the Fund nor any affiliate of the Fund shall submit any Order in any Auction for TAPS, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Fund may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.7, a Broker-Dealer shall not be deemed to be an affiliate of the Fund solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a Director of the Fund. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.8.

      2.9 Access to and Maintenance of Auction Records. The Auction Agent shall, upon the receipt of prior written notice from the Fund, afford to the Fund access at reasonable times during normal business hours to all books, records, documents and other information concerning the conduct and results of Auctions. The Auction Agent shall maintain records relating to an Auction for a period of six years after such Auction and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.


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      2.10  Dividend and Redemption Price Deposit. The Fund shall pay to the
            Auction Agent, not later than 12:00 noon, New York City time, (A) on the Business Day next preceding any Dividend Payment Date for any series of TAPS, in funds available on such Dividend Payment Date in The City of New York, New York, the full amount of any dividends to be paid on such Dividend Payment Date on any share of such series, and (B) on the Business Day next preceding any redemption date for any series of TAPS in funds available on such redemption date for such series in The City of New York, New York, the Redemption Price to be paid on such redemption date for the shares of any such series after notice of redemption is given as set forth in the Statement.

3.    The Auction Agent as Dividend and Redemption Price Disbursing Agent

      The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of shares of TAPS of any series (i) on each Dividend Payment Date for such series, dividends on the shares of TAPS of such series,
(ii) an any date fixed for redemption of shares of TAPS of any series, the Redemption Price of any shares of such series called for redemption and (iii) any late charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Fund with which to pay such dividends, Redemption Price or late charge. The amount of dividends for any Dividend Period for any series of TAPS to be paid by the Auction Agent to the Holders of such shares of such series will be determined by the Fund as set forth in Section 2 of Part I of the Statement with respect to such series. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Fund as set forth in Section 3 of Part I of the Statement with respect to such series. The Fund shall notify the Auction Agent in writing of a decision to redeem shares of any series of TAPS as provided in paragraph (b) of Section 3 of Part V of the Statement. Such notice by the Fund to the Auction Agent shall contain the information required by paragraph (b) of
Section 3 of Part I of the Statement to be stated in the notice of redemption required to be mailed by the Auction Agent to such Holders.

4.    The Auction Agent as Transfer Agent and Registrar

      4.1 Issue of Share Certificates. Upon the Date of Original Issue of each series or TAPS, one certificate representing all of the shares of each series issued on such date shall be issued by the Fund and, at the request of the Fund, registered in the name of Cede & Co. and countersigned by the Auction Agent.

      4.2 Registration of Transfer of Shares. Shares of each series of TAPS shall be registered solely in the name of the Securities Depository or its nominee.

      4.3 Removal of Legend on Restricted Shares. All requests for removal of legends on shares of any series of TAPS indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a

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            letter from a Fund Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

      4.4 Lost Share Certificates. The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Fund governing such matters and resolutions adopted by the Fund with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Fund.

      4.5 Disposition of Canceled Certificates; Record Retention. The Auction Agent shall retain all share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. Upon the expiration of this two-year period, the Auction Agent shall deliver to the Fund the cancelled certificates and accompanying documentation. The Fund also shall undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Fund without the concurrence of the Auction Agent.

      4.6 Share Transfer Books. For so long as the Auction Agent is acting as the transfer agent for any series of TAPS pursuant to this Agreement, it shall maintain a share transfer book containing a list of the Holders of the shares of each series of TAPS, the number of shares of each series held by such Holders and the address of each Holder. The Auction Agent shall record in such share transfer books any change of address of a Holder upon notice by such Holder. In case of any request or demand for the inspection of the share transfer books of the Fund or any other books in the possession of the Auction Agent, the Auction Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the share transfer books or other books to any Person in case it is advised by its counsel that its failure to do so would be unlawful.

      4.7 Return of Funds. Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including but not limited to redemption of shares of TAPS of any series, that remain unpaid after 90 days shall be repaid to the Fund upon the written request of the Fund, together with interest, if any, earned thereon.

5.    Representations and Warranties of the Fund

      The Fund represents and warrants to the Auction Agent that:

            (a) the Fund is a duly organized and existing business trust in good standing under the laws of the State of Massachusetts and has full corporate power or all requisite power to execute and deliver the Agreement and to authorize, create and issue the shares of TAPS of each series and the shares of TAPS of each series when issued, will be duly authorized, validly issued, fully paid and nonassessable;

            (b) the Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund;

            (c) the form of the certificate evidencing the shares of TAPS of each series complies or will comply with all applicable laws of the State of Massachusetts;

            (d) when issued, the shares of TAPS of each series will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of the shares of TAPS of each series; and

            (e) the execution and delivery of the Agreement and the issuance and delivery of the shares of TAPS of each series do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Declaration of Trust (as amended by one or more Statements) or the By-Laws of the Fund, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Fund or the Fund and its subsidiaries taken as a whole.

6.    The Auction Agent

      6.1   Duties and Responsibilities.

            (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

            (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Broker-Dealer Agreements, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

            (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement except that the Auction Agent shall be liable for any error of judgment made in good faith if the Auction Agent shall have been negligent in ascertaining the pertinent facts.

            (d) Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including the payment of dividends or the redemption of shares of TAPS of any series, that remain with the Auction Agent after 90 days shall be repaid to the Fund as provided in Section 4.7 hereof.

      6.2   Rights of the Auction Agent.

            (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Fund or by any Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with any Broker-Dealer.

            (b) The Auction Agent may consult with counsel reasonably acceptable to the Fund and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

            (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

            (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct on the part of any agent or attorney appointed by it with due care hereunder except as set forth above in Section 6.1(c).

      6.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement (except as to the Auction Agent's duties hereunder and that the Auction Agent hereby represents that this Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent).

      6.4   Compensation, Expenses and Indemnification.

            (a) The Fund shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreement in such amounts as may be agreed to by the Fund and the Auction Agent from time to time.

            (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its negligence or bad faith.

            (c) The Fund shall indemnify the Auction Agent for and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of its duties hereunder and thereunder for which indemnification is provided by this subsection.

7.    Miscellaneous

      7.1   Term of Agreement.

            (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement any time by so notifying the Auction Agent, provided that the Fund has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon written notice to the Fund, such termination to be effective on the earlier of (i) the date specified in such notice which shall not be earlier than 45 days after the giving of such notice or (ii) the date on which a successor Auction Agent is appointed by the Fund pursuant to an agreement containing substantially the same terms and conditions as this Agreement.

            (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's obligations under Section 6.4 hereof and its representations and warranties contained in Section 5 hereof and the Auction Agent's obligations and liabilities under Sections 2.9 and 4.5 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall, at the Fund's request, promptly deliver to the Fund copies of all books and records maintained by it in connection with its duties hereunder.

      7.2 Communications. Except for (a) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and
            (b) communications in connection with Auctions (other than those expressly required to be in writing) and unless otherwise specified by the terms of this Agreement all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) given to such person at its address or telecopy number set forth below:

      If to the Fund, addressed:

            Nuveen Real Estate Income Fund
            333 West Wacker Drive
            Chicago, Illinois  60606

            Attention:  Gifford R. Zimmerman

            Telephone No.:  (312) 917-7901

      If to the Auction Agent, addressed:

            Bankers Trust Company
            Corporate Trust and Agency Group
            100 Plaza One, 4th Floor
            Jersey City, NJ  07311

            Attention:  Auction Rate/Remarketed Securities

            Telephone No.:  (201) 860-2843

or to such other address as the party to whom the communication is addressed shall have previously communicated to the other party. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer. Communications shall be effective when received at the proper address.

      7.3 Entire Agreement. This Agreement contains the entire agreement among the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties. This Agreement supersedes all prior agreements between the parties relating to the subject matter of this Agreement.

      7.4 Benefits. Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

      7.5   Amendment; Waiver.

            (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

            (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such rights or remedies with respect to any subsequent breach.

      7.6 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors of each of the Fund and the Auction Agent.

      7.7 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

      7.8 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      7.10 Declaration of Trust. The Fund's Declaration is on file with the Secretary of State of the Commonwealth of Massachusetts. This Agreement has been executed on behalf of the Fund by the Vice President and Treasurer of the Fund acting in such capacity and not individually, and the obligations of the Fund set forth in this Agreement are not binding upon any of the Fund's trustees, officers or shareholders individually, but are binding only upon the assets and property of the Fund.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Auction Agent Agreement to be duly executed and delivered by their proper authorized officers as of the date first above written.

                                        NUVEEN REAL ESTATE INCOME FUND


                                        By:_____________________________
                                            Name:
                                            Title:
                                        BANKERS TRUST COMPANY


                                        By:_____________________________
                                            Name:
                                            Title:

                                   EXHIBIT A

                            BROKER-DEALER AGREEMENT

                                    EXHIBIT B

                              SETTLEMENT PROCEDURES

                                    EXHIBIT C

                                FORM OF STATEMENT

                                    EXHIBIT D

                         NUVEEN REAL ESTATE INCOME FUND
                           NOTICE OF AUCTION DATE FOR
                   TAXABLE AUCTIONED PREFERRED SHARES ("TAPS")

NOTICE IS HEREBY GIVEN that the Auction Date of the next Auction for the TAPS Series M, T, W and F of NUVEEN REAL ESTATE INCOME FUND (the "Fund") is scheduled to be _______________ and the next Dividend Payment Date for the Fund's TAPS Series M, T, W and F will be _______________.

                                    EXHIBIT E

                         NUVEEN REAL ESTATE INCOME FUND
                        NOTICE OF PROPOSED DESIGNATION OF
                             SPECIAL RATE PERIOD FOR
                       TAXABLE AUCTIONED PREFERRED SHARES

NOTICE IS HEREBY GIVEN that NUVEEN REAL ESTATE INCOME FUND (the "Fund") proposes to exercise its option to designate the Dividend Period of its Series __ Taxable Auctioned Preferred Shares ("TAPS") commencing [the first day of the proposed Special Rate Period] and ending [the last day of the proposed Special Rate Period] as a Special Rate Period.

By 9:00 A.M., New York City time, on the Business Day next preceding the first day of such proposed Special Rate Period, the Fund will notify the Auction Agent for the TAPS of either (a) its determination to exercise such option, designating the length of such Special Rate Period and the terms of the Specific Redemption Provisions, if any, or (b) its determination not to exercise such option.

NUVEEN REAL ESTATE INCOME FUND


Dated:__________________________

                                    EXHIBIT F

                         NUVEEN REAL ESTATE INCOME FUND
                 NOTICE OF DESIGNATION OF SPECIAL RATE PERIOD OF
                       TAXABLE AUCTIONED PREFERRED SHARES

NOTICE IS HEREBY GIVEN that NUVEEN REAL ESTATE INCOME FUND (the "Fund") has determined to designate the Dividend Period of its Series __ Taxable Auctioned Preferred Shares ("TAPS") commencing on [the first day of the Special Rate Period] and ending on (the last day of the Special Rate Period] as a Special Rate Period.

The Special Rate Period will be _____ [days] year(s]].

The Auction Date for the Special Rate Period is (the Business Day next preceding the first day of such Special Rate Period].

The scheduled Dividend Payment Dates for such series of TAPS during such Special Rate Period will be ____________________.

[Specific Redemption Provisions, if applicable.]

[The Special Rate Period shall not commence if on such Auction Date Sufficient Clearing Bids shall not exist.]

NUVEEN REAL ESTATE INCOME FUND


Dated:___________________________

                                    EXHIBIT G

                         NUVEEN REAL ESTATE INCOME FUND
                    NOTICE OF DETERMINATION NOT TO DESIGNATE
                             SPECIAL RATE PERIOD OF
                       TAXABLE AUCTIONED PREFERRED SHARES

NOTICE IS HEREBY GIVEN that NUVEEN REAL ESTATE INCOME FUND (the "Fund") has determined not to exercise its option to designate a Special Rate Period of its Series __ Taxable Auctioned Preferred Shares. Accordingly, the next succeeding Dividend Period of such series will be a Standard Rate Period.

NUVEEN REAL ESTATE INCOME FUND


Dated:_______________________



                                      G-1